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                                   EXHIBIT 11

                         Washington Trust Bancorp, Inc.
                        Computation of Per Share Earnings
               For the Three Months Ended March 31, 1999 and 1998



(In thousands, except per share amounts)             1999                     1998
---------------------------------------------------------------------------------------------
                                             Basic        Diluted       Basic       Diluted
                                         ------------ ------------- ------------ ------------
Net income                                   $2,613        $2,613       $2,393       $2,393

Share amounts, in thousands:
   Average outstanding                     10,057.0      10,057.0      9,973.9      9,973.9
   Common stock equivalents                       -         275.0            -        411.6
-------------------------------------    ------------ ------------- ------------ ------------
   Weighted average outstanding            10,057.0      10,332.0      9,973.9     10,385.5
-------------------------------------    ------------ ------------- ------------ ------------
Earnings per share                             $.26          $.25         $.24         $.23
-------------------------------------    ------------ ------------- ------------ ------------
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